EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-134414), previously filed on May 24, 2006, of our report dated March 31, 2010 on the consolidated financial statements of Ecosphere Technologies, Inc. and Subsidiaries as of and for the years ended December 31, 2009 and 2008, which report is included in this Annual Report on Form 10-K of Ecosphere Technologies, Inc. for the year ended December 31, 2009.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida March 31, 2010